Exhibit 12


                         Western Investment Real Estate Trust
                  Computation of Ratio of Earnings to Fixed Charges


                                                                                Year ended December 31,
                                                                                -----------------------
                                                              1998          1997          1996          1995         1994
                                                         -----------------------------------------------------------------
Net Income                                               $  13,616     $  12,880     $  12,231     $  10,304     $  15,266
Fixed charges - interest and amortization of loan fees      13,414        11,511        11,289        11,537        10,063
                                                         -----------------------------------------------------------------
Earnings before interest and amortization of loan fees   $  27,030     $  24,391     $  23,520     $  21,841     $  25,329
                                                         ---------     ---------     ---------     ---------     ---------
Fixed charges - interest capitalized                     $     275     $      12     $     126     $      29     $       -
                                                         ---------     ---------     ---------     ---------     ---------
Total fixed charges                                      $  13,689     $  11,523     $  11,417     $  11,566     $  10,063
                                                         ---------     ---------     ---------     ---------     ---------
Ratio of earnings to fixed charges                            1.97          2.12          2.06          1.89          2.52
                                                         ---------     ---------     ---------     ---------     ---------


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